                                                                                                   EXHIBIT 99.2
Independent Accountants’ Report

GE Dealer Floorplan Master Note Trust
General Electric Capital Corporation:

We have examined management’s assertion as set forth in Appendix I, that General Electric Capital Corporation (“GECC”) complied, as servicer, with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable for GECC relating to GE Dealer Floorplan Master Note Trust (“GEDFMNT”), as of December 31, 2004 and for the period from August 12, 2004 through December 31, 2004. Management is responsible for GECC’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about GECC’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GECC’s compliance with the minimum servicing statndards, to the extent applicable, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GECC’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that GECC complied with the aforementioned minimum servicing standards, to the extent applicable for GECC relating to GEDFMNT, as of December 31, 2004 and during the period from August 12, 2004 through December 31, 2004, is fairly stated, in all material respects.

/s/ (signed) KPMG LLP
March 15, 2005

Appendix I

Management Assertion
GE Dealer Floorplan Master Note Trust

Management of General Electric Capital Corporation (“GECC”), as servicer, is responsible for compliance with the servicing requirements of the
Servicing Agreement dated as of August 12, 2004 (the “Agreement”), among GE Dealer Floorplan Master Note Trust (“GEDFMNT”) and GECC
as servicer.

Management has performed an evaluation of GECC’s compliance with the minimum servicing standards set forth in the Mortgage Bankers
 Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable to GECC as such standards relate to GEDFMNT.

As of December 31, 2004, and for the period from August 12, 2004 to December 31, 2004, GECC complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to th
 extent applicable to GECC as such standards relate to GEDFMNT.

GECC, as Servicer for GEDFMNT, acting through its GE Commercial Finance Operating Segment:

/s/ Michael Cipolla
Michael Cipolla
Managing Director

March 25, 2005